News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ACQUIRES AMBI PUR

CINCINNATI, Dec. 11, 2009 – The Procter & Gamble Company (NYSE:PG) announced today it has signed a binding offer with the Sara Lee Corporation (NYSE: SLE) to acquire Ambi Pur for 320 million euro (US$ 470 million). Under the terms of the agreement, P&G will acquire Ambi Pur, a leading global air care brand with presence in 80 countries, as well as several toilet care products with strong presence in Western Europe and Asia.

“The acquisition of Ambi Pur strengthens P&G’s global leadership in Home Care and specifically Air Care by extending our reach to serve more consumers in more parts of the world more completely,” said David Taylor, P&G group president-global home care. “This acquisition brings the strong Ambi Pur brand equity and complementary geographic presence, particularly in Europe and Asia.”

“Ambi Pur also brings high-performance products and new technologies to our current Air Care portfolio, including car air fresheners, battery-powered air fresheners, toilet rim blocks and various non-energized air fresheners,” added Taylor.  “We see many opportunities to leverage these additional technologies and P&G’s core capabilities in consumer understanding, innovation, brand building and go-to-market execution to grow both the Febreze and Ambi Pur brands robustly for many years to come.”

"The Ambi Pur brand has a rich history in innovation and is enjoyed by millions of consumers," said Vincent Janssen, chief executive officer, Sara Lee International Household and Body Care. “Receiving this offer from leading consumer goods company P&G validates the tremendous trends and potential of this innovative air care leader.”

The transaction, which is subject to customary closing conditions and regulatory clearances, is anticipated to close in the current fiscal year, which ends on June 30, 2010. Both P&G and Sara Lee will consult with relevant work councils and regulatory bodies during the review process.

P&G also stated that the transaction should not have a material impact on the company’s results in fiscal year 2010.  The Ambi Pur brand generated annual sales of approximately 260 million euro and estimated operating income1 of 24 million euro for the year ending June 2009, using an exchange rate of 1.37 dollars per euro.

Forward Looking Statement

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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P&G Media Contacts:
Paul Fox, +1.513.983.3465
fox.pd@pg.com

Marie-Laure Salvado, +1.513.983.7643
salvado.ml@pg.com

P&G Investor Relations Contact:
John Chevalier, +1.513.983.9974
chevalier.jt@pg.com

1 "Estimated operating income" includes adjustments for the impact of depreciation, amortization and significant items, as defined by the Sara Lee Corporation.